UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ADESA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Attached below is a press release, dated March 13, 2007, issued by ADESA, Inc.

GLASS LEWIS RECOMMENDS THAT ADESA STOCKHOLDERS
VOTE “FOR” PROPOSED MERGER

CARMEL, Ind., March 13, 2007 — ADESA, Inc. (NYSE: KAR), North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing, today announced that Glass, Lewis & Co. (“Glass Lewis”), a leading independent voting advisory service, recommends ADESA stockholders vote “FOR” the company’s proposed merger with KAR Acquisition, Inc. at the March 28, 2007 Special Meeting of Stockholders.  The Company expects to close the transaction in late April following the approval of stockholders at the Special Meeting.

In recommending that ADESA stockholders vote “FOR” the proposed acquisition, Glass Lewis stated:

“[W]e believe the proposed consideration offers a financially reasonable valuation and there are no significant conflicts of interest that would cause us to challenge the agreement. Given the rigorous sale process and the unanimous support of the board, we believe the proposed transaction is in the interests of shareholders. Accordingly, we recommend that shareholders vote FOR the proposal.”*

The Glass Lewis report also stated:

“We commend the Board’s decision to conduct a competitive sales process where ADESA contacted over 20 strategic and financial buyers to solicit interest in a possible transaction.  In our opinion, when a company pursues an open sale process with multiple parties, the company can ensure, all things being equal, the highest possible value for shareholders.

“Financially, we believe shareholders are receiving a fair consideration.  The proposed consideration offers a price that represents an all-time high to the Company’s stock price (prior to the transaction’s announcement date).”*

Glass Lewis’ analyses are relied upon by hundreds of major institutional investment funds, mutual funds, pension plans and other fiduciaries.

“We are pleased that Glass Lewis has recommended that ADESA stockholders vote FOR our proposed merger.” said ADESA, Inc. Chairman and CEO David Gartzke. “Our Board of Directors firmly believes that this transaction is in the best interests of all ADESA’s stockholders, employees and customers. We urge all stockholders to vote FOR the proposed transaction and we look forward to completing the transaction quickly.”

As previously announced on December 22, 2006, ADESA entered into a definitive merger agreement under which KAR Acquisition, Inc., an indirect subsidiary of  KAR Holdings II, LLC, an entity controlled by a group of private equity funds consisting of Kelso & Company, GS Capital Partners VI, L.P., an affiliate of Goldman Sachs & Co., ValueAct Capital Master Fund, L.P. and Parthenon Investors II, L.P. (collectively, the “Equity Sponsors”) will acquire all of the outstanding common stock of ADESA for $27.85 per share in cash.

ADESA’s Board of Directors unanimously (excluding the recused directors Messrs. Gartzke and Sales) approved the proposed merger and recommends that all ADESA stockholders vote “FOR” the adoption and approval of the merger agreement and the merger.  The adoption and approval of the merger agreement and the merger require the affirmative vote of the holders of a majority of the outstanding shares of ADESA’s common stock entitled to vote on the record date.

The Special Meeting of ADESA stockholders to consider and vote upon the proposed merger has been scheduled for March 28, 2007 at 10:00 am local time at ADESA’s executive offices located at 13085 Hamilton Crossing Blvd., Carmel, Indiana 46032.  ADESA stockholders of record as of the close of business on February 12, 2007 will be entitled to vote at the special meeting.

Stockholders are encouraged to read ADESA’s definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the Board of Directors’ recommendation that stockholders vote “FOR” the approval and adoption of the merger agreement and the merger.

The vote of ADESA stockholders is very important regardless of the number of shares of common stock they own. Failure to vote has the same effect as a vote against the merger.  Stockholders are urged to complete, sign and date the proxy card and return it in the prepaid and addressed envelope as soon as possible.

Stockholders who have questions about the proposed merger, need assistance in submitting their proxy or voting their shares should contact ADESA’s proxy solicitor, Georgeson Inc., 17 State Street, New York, New York 10004; banks and brokers can call: (212) 440-9800 and the toll-free number (for Georgeson) at (866) 425-8154.

*Permission to use quotations from the Glass Lewis report was neither sought nor obtained.

About ADESA, Inc.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The company’s operations span North America with 54 ADESA used vehicle auction sites, 42 Impact salvage vehicle auction sites and 85 AFC loan production offices. For further information on ADESA, Inc., visit ADESA’s Web site at http://www.adesainc.com.

ADESA Analyst Contact	ADESA Media Contact
Jonathan Peisner	Julie Vincent
(317) 249-4390	(317) 249-4233
jpeisner@adesa.com	jvincent@adesa.com